                                                                   Exhibit 10.17
                                   AGREEMENT
                                   ---------

          THIS AGREEMENT made and entered into as of this 15th day of April, 1996, by and between Nitinol Medical Technologies, Inc., a Delaware Corporation having a place of business at 263 Summer Street, 7th Floor, Boston, Massachusetts 02210 (hereinafter called NITINOL) and Lloyd A. Marks, residing at 301 Roanoke Road, Westfield, New Jersey 07090 (hereinafter called MARKS).

                                  WITNESSETH:
                                  -----------

     WHEREAS, MARKS has made and is making certain inventions, modifications and improvements relating to an aperture occlusion device for occluding an aperture within a body surface, including the inventions defined by United States Patent No. 5,108,420 owned by MARKS (hereinafter COVERED INVENTIONS);

     WHEREAS, NITINOL desires to develop and commercially exploit such COVERED INVENTIONS in the United States and abroad.

     WHEREAS, NITINOL desires to acquire an exclusive right under the COVERED INVENTIONS, including the existing U.S. patent owned by MARKS and future patents for improvements to the method or apparatus defined by such existing U.S. patent to manufacture, use and sell devices embodying the COVERED INVENTIONS and the exclusive right to grant sublicenses to others to do so;

     NOW THEREFORE, in consideration of the mutual promises and conditions set forth herein, the parties agree as follows:



                            ARTICLE I - DEFINITIONS
                            -----------------------

     1. LICENSED PRODUCTS shall mean devices and method manufactured, used or sold by NITINOL and sublicenses of NITINOL which are covered by U.S. Patent No. 5,108,420 and/or the claims of any patent owned by MARKS for the COVERED INVENTIONS which is licensed by NITINOL hereunder.

     2. LICENSED PATENTS shall mean any patent owned by MARKS covering LICENSED PRODUCTS and licensed hereunder by NITINOL.

     3. TECHNICAL INFORMATION means advise and data, both oral and written, as to processes, formulae, designs and operation, including operating techniques, product specifications, plans, drawings and sketches, know how, trade secrets and proprietary data both patentable and unpatentable, computer programs, algorithms and other materials or information relating to aperture occlusion devices for occluding an aperture within a body surface and devices and methods for use thereof which is presently possessed by, or hereinafter developed or acquired by MARKS during the term of this Agreement, which MARKS is free to disclose to NITINOL, and which information is applicable and necessary to assist NITINOL in the commercial production, use and sale of LICENSED PRODUCTS.

     4. NET SALES PRICE shall mean the total gross sales price charged and collected by NITINOL and sublicensees of NITINOL for LICENSED PRODUCTS less any transportation charges included in said gross sales price, any normal trade discounts allowed to customers at the time of sale, any sales, use or excise taxes imposed and actually paid which were included in said gross sales price, any credits or allowances given or made on account of rejection or return of LICENSED PRODUCTS previously delivered.


                              ARTICLE II - GRANTS
                              -------------------

     1. MARKS warrants that he is the owner of all right, title and interest in U.S. Patent No. 5,108,420 and hereby grants to NITINOL, subject to the provisions of this Agreement and on the royalty basis hereinafter stated, an exclusive worldwide license to make use and sell LICENSED PRODUCTS and the exclusive right to sublicense others to make use, and sell LICENSED PRODUCTS.

     2. MARKS hereby grants to NITINOL the right of first refusal for an exclusive license under future patents owned by MARKS (LICENSED PATENTS) for COVERED INVENTIONS in accordance with the terms of this Agreement, to manufacture, use and sell devices and methods covered by such patents and the exclusive right to sublicense others to do so.


                             ARTICLE III - PAYMENTS
                             ----------------------

     1. NITINOL agrees to pay to MARKS for the licenses and other rights granted herein:

          a. A payment of XXXXXXXXXX upon execution by both parties of this Agreement.

          b. A payment, to be made promptly after the execution of this Agreement to Temple University of Philadelphia, Pennsylvania, in an amount sufficient to reimburse Temple University for costs which it incurred in obtaining U.S. Patent No. 5,108,420, or in the amount of eighteen thousand eighty eight ($18,088) dollars, whichever is less.

          c. Royalties for each calendar year of this Agreement based on the NET SALES PRICE of LICENSED PRODUCTS sold by NITINOL and its sublicensees in the United States during such calendar year in an amount equal to XXXXXXXXXX of the NET SALES

               PRICE of all LICENSED PRODUCTS sold during each calendar year in the United States;

          d. NITINOL agrees to pay to MARKS as long as this Agreement is in effect a minimum annual royalty based upon the following schedule:

               (i) For the first one year period between the date of this Agreement and the one year anniversary date, a minimum royalty payment of XXXXXXXXXX is due and owed on the one year anniversary date;

               (ii) For the second one year period beginning on the one year anniversary date and ending on the second year anniversary date of this Agreement, a minimum royalty of XXXXXXXXXX is due and owed on the second year anniversary date;

               (iii) For the third one year period beginning on the second year anniversary date and ending on the third year anniversary date, a minimum royalty of XXXXXXXXXX is due and owed on the third year anniversary date;

               (iv) For the fourth one year period beginning on the third year anniversary date and ending on the fourth year anniversary date, a minimum royalty of XXXXXXXXXX is due and owed on the fourth year anniversary date;

               (v) For the fifth one year period beginning on the fourth year anniversary date and ending on the fifth year anniversary date, a minimum royalty of XXXXXXXXXX is due and owed on the fifth year anniversary date.

               (vi) For the sixth one year period beginning on the fifth year anniversary date and ending on the sixth year anniversary date, a minimum royalty of XXXXXXXXXX is due and owed on the sixth year anniversary date;

               (vii) For each one year period subsequent to and beginning with the sixth year anniversary date, a minimum annual royalty of XXXXXXXXXX is due and owed on each subsequent one year anniversary date.

          e. NITINOL agrees to accomplish the following development activities funded by NITINOL relative to at least one LICENSED PRODUCT in accordance with the following timetable;

               (i) During the first one year period between the date of this Agreement and the first year anniversary date -- completion of a prototype;

               (ii) By the end of the two year period between the date of this Agreement and the second year anniversary date, initiate animal experiments, at least some such experiments will be performed by MARKS at a center selected by NITINOL in collaboration with MARKS.

               (iii) By the end of three year period between the date of this
                     Agreement and the third year anniversary date -- complete the animal experiments;

               (iv) By the end of the four year period between the date of this Agreement and the fourth year anniversary date -- initiate human clinical trials. MARKS will participate in at least some of such clinical trials.

          f.   If NITINOL fails to achieve by an anniversary date set forth in
               Article III, paragraph 1e, the development activity scheduled to be achieved by that anniversary date, NITINOL may retain the exclusive license granted hereunder by XXXXXXXXXX the minimum royalty payment due and owed on such anniversary date under
               Article III, paragraph 1d. If NITINOL fails to make this XXXXXXXXXX payment of the minimum royalty for the year in question, the exclusive license granted hereby is terminated.

          g. The minimum annual royalty set forth in Article III(d) and (f) shall be deductible from royalties payable under Article III(c) by NITINOL in the twelve (12) months after the anniversary date on which the minimum royalty is paid.

          h. Upon execution by both parties of this agreement, NITINOL grants to MARKS warrants to purchase up to ten thousand (10,000) shares of NITINOL common stock at a price of one cent (.01) per share.

     2. Should NITINOL, due to its manufacture, use or sale of LICENSED PRODUCTS, be sued for infringement of a U.S. patent owned by a third party, NITINOL will escrow the minimum royalties due MARKS under Article III, paragraph 1d, hereof pending a final decision in the infringement litigation, and, for the duration of the litigation, shall be relieved from meeting the development activity due dates of Article III, paragraph 1e, and the penalties of paragraph 1f.


                   ARTICLE IV - RECORDS, REPORTS AND PAYMENTS
                   ------------------------------------------

     1. NITINOL agrees to keep full, true and accurate records and books of account in sufficient detail to permit convenient calculations of the royalties payable hereunder by NITINOL and its sublicensees. NITINOL agrees to permit its books and records to be examined during normal business hours upon reasonable notice by MARKS by an auditor, accountant or other agent appointed or employed by MARKS to verify the accuracy of the reports provided for in Paragraph 2 of this Article.

     2. NITINOL agrees to report to MARKS for each calendar quarter between the anniversary dates of this Agreement not later than thirty (30) days following the last day of each such calendar quarter during the term hereof the total number of LICENSED PRODUCTS that were sold by NITINOL and its sublicensees during the preceding calendar quarter. Each such report shall be accompanied by full payment of the total royalty due hereunder to MARKS from NITINOL for said preceding quarter.

     3.   In the event of termination of this Agreement, NITINOL, within sixty
(60) days after the date of such termination, shall furnish to MARKS a written statement setting forth its total Net Sales of LICENSED PRODUCTS during the preceding calendar quarter to the date of termination and will concurrently with the submission of such report pay the royalties due to the date of termination.


                        ARTICLE V - TECHNOLOGY TRANSFER
                        -------------------------------

     1. After the execution of this Agreement, MARKS agrees to make available to NITINOL, so far as possible, TECHNICAL INFORMATION including product information, specifications and drawings in MARKS' possession which NITINOL deems necessary or useful for the manufacture, use, sale and installation of LICENSED PRODUCTS. MARKS shall respond as promptly as reasonably possible to all requests by NITINOL for TECHNICAL INFORMATION.

     2. MARKS shall use reasonable care in communicating TECHNICAL INFORMATION including advise, drawings, opinions and the like as herein provided to NITINOL, but in no event shall MARKS incur any liability whatsoever for the accuracy thereof or in any way relating thereto so long as MARKS shall have made good faith efforts to provide accurate and complete TECHNICAL INFORMATION.

     3.   MARKS shall maintain all patents on inventions covering LICENSED
PRODUCTS.

                        ARTICLE VI - PATENT ENFORCEMENT
                        -------------------------------

     1. NITINOL retains the right to take legal action and recover against any and all infringers of LICENSED PATENTS. MARKS shall not be entitled to any damages, recovery or royalties resulting from any such legal action conducted solely by NITINOL, but MARKS agrees to cooperate with NITINOL in such action but at no expense to MARKS. However, MARKS shall have the right to take legal action at his own expense regarding infringements of patents licensed by MARKS to NITINOL hereunder if NITINOL takes no action to terminate such infringement within six months after notice thereof is given to NITINOL by MARKS, or if NITINOL provides notice to MARKS that no such action will be taken by NITINOL. NITINOL shall not be entitled to any damages, royalties or recovery resulting from any such legal action conducted solely by MARKS. NITINOL agrees to cooperate with MARKS in such action, but at no expense to NITINOL.


                    ARTICLE VII - CANCELLATION, TERMINATION
                    ---------------------------------------

     1. If NITINOL shall fail to refuse to make any payments due to MARKS hereunder, or refuse to comply with any other material provision hereof, and if any such default in the making of such payment or in complying with such other provisions shall continue unremedied for sixty (60) days after a written default notice is given to NITINOL by MARKS of such default and the default is not contested in writing by NITINOL, then MARKS, after the expiration of said sixty
(60) days and for so long as such default shall continue unremedied, may elect at his option to terminate this Agreement by providing a written termination notice to NITINOL.

     2. If NITINOL, in good faith, contests any payments claimed by MARKS to be due or other alleged defaults by NITINOL outlined in a default notice given under Article VII, paragraph 1, NITINOL shall set forth the basis for contesting such payments or alleged defaults in writing within sixty (60) days from the receipt of the default notice from MARKS. In the event this occurs, MARKS will not terminate this Agreement and a good faith effort will be made by both parties to settle the dispute involving the contested payment or default, and should this effort fail, the arbitration procedure of Article XIV hereof will be instituted.

     3. If MARKS shall fail or refuse to comply with any material provision hereof and if such default in compliance shall continue unremedied for sixty
(60) days after a written default notice is given to MARKS by NITINOL of such default, and the default is not contested in writing by MARKS, then NITINOL, after the expiration of said sixty (60) days and for so long as such default shall continue unremedied, may elect at its option to terminate the minimum royalty provisions of this Agreement and to reduce the percentage royalty of
Article III, paragraph 1c
to XXXXXXXXXX by providing written notice thereof to MARKS or alternatively to terminate this Agreement by providing a written termination notice to MARKS.

     4. If MARKS, in good faith, contests the alleged defaults outlined in the default notice given under Article VII, paragraph 3, MARKS shall set forth the basis for contesting such alleged defaults in writing within sixty (60) days from the receipt of the default notice from NITINOL. In the event this occurs, NITINOL will not terminate this Agreement or reduce the royalty percentage and a good faith effort will be made by both parties to settle the dispute involving the contested defaults. Should this effort fail, the arbitration procedure of Article hereof will be instituted, and during such arbitration procedure, NITINOL will escrow any royalties due hereunder pending a final decision.

     5. If U.S. Patent No. 5,108,420 and all LICENSED PATENTS by MARKS are declared invalid in a nonappealable judicial decision, NITINOL may terminate this Agreement.

     6. Unless otherwise terminated as provided in this Article or elsewhere in this Agreement, this Agreement shall continue in force until the expiration of the first to expire of the U.S. patents licensed hereunder. If additional LICENSED PATENTS are still in effect covering LICENSED PRODUCTS, the parties hereby agree to negotiate a new license for these patents at a royalty not in excess of that set forth in Article III hereof.

     7. Termination of this Agreement shall not affect any rights accrued or obligations incurred prior to the effective date of such termination.


               ARTICLE VIII - PROTECTION OF DATA AND INFORMATION
               -------------------------------------------------

     1. The TECHNICAL INFORMATION or other information identified as confidential which is furnished or disclosed by either party hereunder to the other, is for the sole use of the party receiving such disclosure. The party receiving confidential information will insure that information in written, printed, oral or other form, received from the other party hereunder, shall not be disclosed to third parties without the consent of the disclosing party except insofar as such information:

          a. Is necessarily disclosed solely by its use in LICENSED PRODUCTS or products manufactured and sold by the receiving party and its sublicensees;

          b. Is made public by the party providing the confidential information;

          c. Is established to be in the public domain otherwise than as a consequence of a breach of the obligation here under taken not to disclose the information;

          d. Is in the possession of the receiving party prior to its receipt and the receiving party possesses documentary evidence to establish this fact;

          e. Must reasonably be disclosed by the receiving party to its sublicensees to enable them to manufacture, use of sell LICENSED PRODUCTS; and in all such cases, the receiving party shall require its sublicensees to maintain such information to confidence to the extent of the foregoing requirements of this Article;

          f. Must reasonably be disclosed by the receiving party to its suppliers as essential to their tender or performance of work for such party under this Agreement, and in all such cases the receiving party shall require its suppliers to use such information solely for the performance of work for the receiving party and to maintain such information in confidence to the extent of the foregoing requirements of this Article.

     2. Upon the termination of this Agreement for any reason, all written confidential information within the possession of either party which was received from the other party will be returned within ninety (90) days of the termination date.


                         ARTICLE IX - PRODUCT LIABILITY
                         ------------------------------

     1. NITINOL assumes total product liability for the manufacture, use and sale of said LICENSED PRODUCTS by NITINOL. NITINOL agrees to indemnity and save harmless MARKS from every claim, demand, expense and cost, including attorneys' fees, which may arise by reason of the LICENSED PRODUCTS manufactured or sold by NITINOL and any injury or damage of any kind or nature to any person or property claimed to have been caused by or resulting from or arising out of a defect in design, workmanship or material of any LICENSED PRODUCT manufactured or supplied by NITINOL in accordance with this Agreement.

     2. NITINOL, at its expense, shall obtain and maintain in effect during the term of this Agreement appropriate liability insurance covering LICENSED PRODUCTS in such amount and against such risks as are obtained and maintained by companies similarly situated, such insurance to specifically identify and cover MARKS, and to be in an amount no less than $4,000,000.


                       ARTICLE X - REGULATORY CLEARANCES
                       ---------------------------------

     1. NITINOL shall assume, within the limits of reasonable corporate prudence and at its expense, the primary responsibility for obtaining F.D.A. and other regulatory clearances as may be required for LICENSED PRODUCTS.

     2. NITINOL, at its own expense, will seek term extensions of patents covering LICENSED PRODUCTS if such are available under laws allowing such extensions for medical products subjected to prolonged regulatory approval time which shorten the effective life of the patent.

                            ARTICLE XI - ASSIGNMENT
                            -----------------------

     1. This Agreement may be assigned by MARKS after notice of such assignment is given to NITINOL and approved by NITINOL, such approval not to be unreasonably withheld, and subject to the condition that such assignee shall have, by a writing delivered to NITINOL, expressly assumed all of the obligations and liabilities of MARKS under this Agreement and agreed to be bound by all of the terms and provisions hereof.

     2. This Agreement may be assigned by NITINOL after notice of such assignment is given to MARKS and approval by MARKS, such approval not to be unreasonably withheld, subject to the condition that such assignee shall have, by a writing delivered to MARKS, expressly assumed all of the obligations and liabilities of NITINOL under this agreement and agreed to be bound by all of the terms and conditions hereof.

     3. Any assignment not made and approved in accordance with Article XI, paragraphs 1 and 2, is null and void.


                             ARTICLE XII - WARRANTY
                             ----------------------

     MARKS represents and warrants that U.S. Patent No. 5,108,420 has been assigned to him; that he has good and valid title to this patent, free and clear of any claims, liens, pledges, etc.; that he knows of no adverse claim made or threatened either to the effect that the patent is invalid or that the device disclosed therein infringes upon any other United States or foreign patent; and that MARKS has full power and authority to enter into this Agreement.



                           ARTICLE XIV - ARBITRATION
                           -------------------------

     1. The parties shall arbitrate disputes in accordance with the Arbitration Rules of the American Arbitration Association (AAA) insofar as they are not modified by the following provisions.

     2. Scope of Arbitration. All controversies or claims arising out of or relating to this agreement, or the breach thereof, shall be subject to arbitration pursuant to this section.

     3. Initiating Arbitration. To initiate arbitration, the aggrieved party shall first provide written notice to the other party specifying the issues in dispute and its position on those issues. Such notice must be given while the Agreement is in effect or within three years after the termination of this Agreement, or the aggrieved party's right to redress is entirely waived. Within 14 days of receipt of the notice, the receiving party shall make written response specifying its position on the issues in dispute, and the parties shall in good faith attempt to negotiate a solution to the controversy for a further period of 14 days after the written response. If no written response is filed or the dispute is not resolved during the negotiation period, the aggrieved party shall file a demand for arbitration in writing with the other party and with the AAA.

     4. Effect of Arbitration. The initiation of arbitration by written notice as specified above shall toll any statute of limitations applicable to the dispute. The parties will continue to comply with all provisions and requirements of this Agreement pending the outcome of arbitration.

     5. Form of Arbitration. One neutral arbitrator shall be appointed by the AAA, and except as otherwise provided herein, all decisions and awards shall be made by the Arbitrator.

     6. Arbitration Management. It shall be the Arbitrator's responsibility to exert management initiative and control over the arbitration, including discovery and scheduling, so that a just decision is reached as quickly as possible and at minimum expense to the parties. The Arbitrator will manage and schedule proceedings, make orders and issue subpoenas for discovery, establish protective orders to maintain confidentiality of proprietary information, decide discovery and evidentiary disputes, and shall enforce his orders by assessing costs and/or fines and/or directing findings on issues where appropriate. The decisions of the Arbitrator shall be final and binding.

     7. Discovery. After the arbitration notice has been filed, the parties shall, before the hearing thereof, cooperate in discovery and mandatory disclosure of all matters relevant to such dispute, to the extent and in the manner provided by the Federal Rules of Civil Procedure, including making their employees, agents, and experts available for depositions. Discovery and disclosure shall be completed within two months after filing of the notice of arbitration. The Arbitrator may extend this deadline, but only upon a showing of exceptionally good cause, and in no event shall extensions in excess of an additional two months be granted.

     8. Hearings, Award, and Judgment. All hearings shall be held at a location designated by the Arbitrator and hearings shall be completed within two months of the completion of discovery. Evidence not admissible under traditional rules of evidence may be admitted at the sole discretion of the Arbitrator, but the weight given to evidence will be limited based on its apparent reliability under traditional evidence law concepts. The Arbitrator shall render a written award within one week after the last day of hearings.
The written award shall specify the final judgment of the Arbitrator without any reasons in support of the award. The award shall be final and binding on the parties as to each other, but shall have no effect as to any other party. The Arbitrator shall have the power to award any remedy provided under the applicable laws. Judgment upon the award maybe entered and enforced in any court having jurisdiction thereof at the request of either party. The parties shall treat the written award as confidential and shall not reveal its specific contents publicly or privately except to the extent required by a court order or by securities laws.

     9. Cost of Arbitration. The party demanding arbitration shall pay the arbitration management fees of the AAA. Initially, the parties shall each pay 50% of the fees of the Arbitrator, and shall each bear their own costs of arbitration. However, at the time of the award, the Arbitrator shall direct the losing party to pay the other party its reasonable legal fees and other costs of arbitration unless the circumstances call for a different result.


                           ARTICLE XV - MISCELLANEOUS
                           --------------------------

     1. Neither party shall be obligated to disclose any proprietary information of a third party without the consent of such third party, nor any information the furnishing of which would require the payment of consideration to a third party other than an employee of the party furnishing such information.

     2. If any clause or part of this Agreement should be found to be invalid for any reason, this shall not affect the effectiveness of the other clauses or parts thereof.

     3. Performance of the terms and conditions of this Agreement by either party is excused whenever such performance is prevented by strike, riot, fire, war, insurrection, the elements, acts of God or the public enemy, compliance with any laws, regulation or other governmental order or other causes beyond the contort of the parties.

     4. This Agreement and all the provisions hereof shall inure to the benefit of, and be binding upon, the heirs, distributees, successors, assigns and legal representatives of the parties.

     5. Each party shall notify the other party of any other patents or patent applications of which the notifying party becomes aware, covering any adaptions or improvements of the LICENSED PRODUCTS.

     6. Any notice required hereunder shall be in writing and shall be deemed to be properly given when sent registered mail.

     7. The law of the State of New Jersey shall govern this Agreement as to all matters, including, specifically but not exclusively, matters of interpretation, performance and remedies, insofar as such law is existent or applicable and can or will be applied in the jurisdiction in which either party may seek in adjudication of any such matter.

     8. This Agreement constitutes the entire understanding between the parties and conclusively supersedes all prior writings and negotiations between them. This Agreement shall not be modified unless modification is in writing and signed by both parties.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

                                         LLOYD A. MARKS



                                         /s/ Lloyd A. Marks
                                         --------------------------------------



                                        NITINOL MEDICAL TECHNOLOGIES, INC.



                                        By:   /s/ Thomas M. Tully
                                              ---------------------------------
                                        Title:  President